Exhibit 99.3

Management's Discussion and Analysis of Results of Operations and Financial Condition

      The following management's discussion and analysis relates to the financial information contained in the Grace Packaging Special-Purpose Combined Financial Statements (the "Special Purpose Combined Financial Statements") appearing elsewhere in this Form 8-K. Except as otherwise expressly noted herein, it does not give effect to the merger involving the Registrant and Sealed Air Corporation discussed elsewhere in this Form 8-K (the "Merger") or to the other transactions related to the Merger. As used herein, the term "Cryovac" refers to the packaging business of W. R.
Grace & Co. ("Grace") prior to the Merger, which is the business covered by the Special Purpose Combined Financial Statements.

Results of Operations

Net Sales

      Cryovac's net sales increased 5% in 1997 compared with 1996 and 2% in 1996 compared with 1995. The increase in net sales in 1997 was primarily due to increased unit volume partially offset by the negative effect of foreign currency translation as the U.S. dollar strengthened against most foreign currencies and, to a lesser extent, a change in product mix. Excluding the negative effect of foreign currency translation, net sales would have increased 9% compared with 1996. The increase in 1997 also benefited from added net sales of recently acquired businesses discussed below. The increase in net sales in 1996 was due primarily to increased unit volume in certain products, partially offset by the effect of the negative publicity surrounding bovine spongiform encephalopathy, commonly referred to as "mad cow disease," which led to reduced consumption of beef products and accordingly lower sales of certain of Cryovac's products, particularly in Europe, and by changes in product mix.

      In April 1997, the Registrant acquired Schurpack, Inc., a U.S. manufacturer of plastic laminate packaging materials for use with institutional and retail cook-in products. In August 1996, the Registrant acquired Cypress Packaging, Inc., a leading supplier of plastic packaging materials for retail pre-cut produce. These acquisitions, which were effected for cash and accounted for as purchases, were not material to the Registrant's consolidated financial statements.

      Cost of sales increased 3% in 1997 compared with 1996 and 7% in 1996 compared with 1995. The increase in 1997 primarily reflects the increase in net sales and higher levels of manufacturing-related depreciation partially offset by cost savings realized as a result of the worldwide restructuring program discussed below. The 1996 increase resulted primarily from higher levels of manufacturing-related depreciation that arose from the completion of certain major expansion projects begun in 1995, which were not offset by increased net sales. The 1996 increase was also due to changes in product mix partially offset by certain lower raw material costs. Cost of sales as a percentage of net sales was 64.8%, 66.1% and 63.2% in 1997, 1996 and 1995, respectively.

      Marketing, administrative and development expenses increased 6% in 1997 compared with 1996 but decreased 5% in 1996 compared with 1995. The increase in 1997 was primarily due to increased corporate allocations from Grace as well as the increase in net sales, partially offset by cost savings realized as part of the worldwide restructuring program discussed below. The decrease in 1996 was primarily due to cost savings realized from the restructuring program and a decrease in corporate allocations, partially offset by increased research and development costs. Marketing, administrative and development expenses as a percentage of net sales were 19.8%, 19.6% and 21.2% in 1997, 1996 and 1995, respectively.

      Restructuring costs and asset impairments were $14.4 million, $74.9 million and $17.7 million in 1997, 1996 and 1995, respectively. In 1995, Cryovac began to implement a worldwide restructuring program focused on streamlining processes and reducing operating costs, and it continued to implement additional cost reductions and efficiency improvements in 1996 and 1997. In connection with these programs, Cryovac recorded restructuring charges of $3.6 million, $47.9 million and $11.1 million in 1997, 1996 and 1995, respectively. These charges primarily related to the restructuring of European operations and consisted of costs related mainly to employee termination benefits and lease termination costs. Also during these years, certain long-lived assets and related goodwill were determined to be impaired, which resulted in non-cash pre-tax charges of $10.8 million, $27.0 million and $6.6 million in 1997, 1996 and 1995, respectively.

      Operating profit increased 54% in 1997 compared with 1996 but decreased 30% in 1996 compared with 1995 primarily due to changes in the amount of restructuring costs and asset impairments in each year and the other changes in costs and expenses discussed above.

      Cryovac's effective income tax rates were 34.1%, 41.2% and 40.2% in 1997, 1996 and 1995, respectively. The lower effective tax rate in 1997 and the higher effective tax rates in 1996 and 1995 resulted primarily from changes in U.S. and foreign taxes on foreign operations in each period.

      Net earnings increased 74% in 1997 compared with 1996 but decreased 29% in 1996 compared with 1995 primarily due to the changes in operating profit and, in 1997, to a lesser extent, a decrease in the effective income tax rate compared to 1996 discussed above.

Liquidity and Capital Resources

      Cryovac's principal sources of liquidity are cash flows from operations and, prior to the Merger, funding through the centralized cash management services of Grace , whereby cash received from operations was transferred to, and disbursements were funded from, Grace's centralized accounts. As a result, any cash needs of Cryovac in excess of cash flows from operations were funded by Grace, and any cash flows from operations in excess of cash needs were transferred to Grace and used for other corporate purposes. As shown in the Special-Purpose Combined Statement of Cash Flows included in the Special Purpose Combined Financial Statements, $120 million of net cash was transferred to Grace in 1997 while, in 1996 and 1995 respectively, Cryovac received $101.5 million and $136.3 million of net advances from Grace.

      Cryovac's participation in Grace's centralized cash management services terminated effective upon the Merger. Following the Merger, the Registrant's principal sources of liquidity are cash flows from the operations of Sealed Air and Cryovac and borrowings under available lines of credit, including the New Credit Agreements discussed below.

      Net cash provided by Cryovac's operating activities amounted to $235.3 million, $207.6 million and $156.7 million in 1997, 1996 and 1995, respectively. The increase in operating cash flows in 1997 was primarily due to increased net earnings (excluding the non-cash portion of restructuring and asset impairments) and higher levels of depreciation and amortization partially offset by changes in working capital items discussed below. The increase in operating cash flows in 1996 was primarily due to increased net earnings (excluding the non-cash portion of restructuring costs and asset impairments), higher levels of depreciation and amortization, and improved inventory management, partially offset by higher investments in leased equipment.

      Net cash used by Cryovac for investing activities amounted to approximately $115.3 million, $309.1 million and $293 million in 1997, 1996 and 1995, respectively. Capital expenditures in 1997, 1996 and 1995 were $102 million, $294.5 million, and $293.3 million, respectively, reflecting a decrease in 1997 as Cryovac neared completion of several major manufacturing expansion programs. The increase in 1996 compared with 1995 primarily reflected a global expansion program that began in 1995 and the cash used in connection with the Cypress Packaging acquisition.

      At December 31, 1997, the Registrant had working capital of $343.7 million, or 21% of total assets, compared to working capital of $277.6 million, or 16% of total assets, at December 31, 1996. The increase in working capital was due primarily to the decreases in accounts payable due to timing of cash payments and other current liabilities due to the decrease in accrued restructuring costs.

      The Registrant's ratio of current assets to current liabilities (current ratio) was 2.9 at December 31, 1997 and 2.2 at December 31, 1996. The Registrant's ratio of current assets less inventory to current liabilities (quick ratio) was 1.6 at December 31, 1997 and 1.2 at December 31, 1996. The increases in these ratios in 1997 resulted primarily from the increases in working capital discussed above.

      Prior to the Merger, Cryovac had no capital structure since it was operated as a division of Grace, and there was no allocation of Grace's borrowings and related interest expense, except for interest capitalized as a component of Cryovac's properties and equipment. Therefore, the financial position of Cryovac is not indicative of the financial position that would exist if it had been an independent stand-alone entity during the years covered by the Special Purpose Combined Financial Statements.

      Prior to the Merger, the Registrant entered into two Credit Agreements (the "New Credit Agreements"), the first of which is a $1.0 billion 5-year revolving credit facility that expires on March 30, 2003 and the second of which is a $600 million 364-day revolving credit facility that expires on March 30, 1999. The New Credit Agreements provide that the Registrant and certain of its subsidiaries, including Cryovac and Sealed Air, may borrow for various purposes, including the refinancing of existing debt, the provision of working capital and for other general corporate needs. An initial borrowing of $1.259 billion was made on March 30, 1998 in connection with the transactions associated with the Merger.

      The Registrant's obligations under the New Credit Agreements bear interest at floating rates. The New Credit Agreements provide for changes in borrowing margins based on financial criteria and impose certain limitations on the operations of the Registrant and certain of its subsidiaries. These limitations include financial covenants relating to interest coverage and debt leverage as well as certain restrictions on the incurrence of additional indebtedness, the creation of liens, the making of acquisitions, and the carrying out of certain dispositions of property or assets.

Other Matters

Environmental Matters

      Cryovac is subject to loss contingencies resulting from environmental laws and regulations, and it accrues for anticipated costs associated with investigatory and remediation efforts when an assessment has indicated that a loss is probable and can be reasonably estimated. These accruals do not take into account any discounting for the time value of money and are not reduced by potential insurance recoveries, if any. Environmental liabilities are reassessed whenever circumstances become better defined and/or remediation efforts and their costs can be better estimated. These liabilities are evaluated periodically based on available information, including the progress of remedial investigation at each site, the current status of discussions with regulatory authorities regarding the methods and extent of remediation and the apportionment of costs among potentially responsible parties. As some of these issues are decided (the outcomes of which are subject to uncertainties) and/or new sites are assessed and costs can be reasonably estimated, Cryovac adjusts the recorded accruals, as necessary. However, Cryovac believes that it has adequately reserved for all probable and estimable environmental exposures.

Year 2000 Computer System Compliance

      Cryovac has conducted a comprehensive review of its computer systems to identify systems that could be affected by the "Year 2000" issue and is implementing a plan to resolve the issue. Cryovac currently believes that, with modifications to existing software and by converting to new software, the Year 2000 issue will not pose significant operational problems for its computer systems. However, if such modifications and conversions are not completed timely, the Year 2000 issue may have a material impact on the operations of Cryovac. It is anticipated that costs associated with modifying the existing systems will not be material to the Registrant's consolidated financial position. The modification costs incurred in connection with Year 2000 compliance are expensed as incurred.